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                                                                EXHIBIT 3(i).1.1

                           CERTIFICATE OF AMENDMENT OF

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

                        APPLIED MOLECULAR EVOLUTION, INC.


               Applied Molecular Evolution, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

               FIRST: The name of the Corporation is Applied Molecular Evolution, Inc.

               SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was August 14, 1989 under the name of Ixsys, Inc.

               THIRD: The first paragraph of Section A of Article IV of the Amended and Restated Certificate of Incorporation of Applied Molecular Evolution, Inc. shall be hereby amended to read in its entirety as follows:

                     "A. The total number of shares of all classes of capital
               stock which the corporation shall have authority to issue is fifty million (50,000,000) of which thirty-five million nine hundred forty-four thousand eight hundred ninety (35,944,890) shares of the par value of one-tenth of one cent ($.001) each shall be Common Stock (the "Common Stock") and fourteen million fifty-five thousand one hundred ten (14,055,110) shares of the par value of one-tenth of one cent ($.001) each shall be Preferred Stock (the "Preferred Stock")."

               FOURTH: The foregoing amendment was approved by the Board of Directors of said corporation.

               FIFTH: This Certificate of Amendment to Amended and Restated Certificate of Incorporation was duly adopted and approved by the written consent of the stockholders in accordance with the Amended and Restated Certificate of Incorporation of said corporation and the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice has been given as provided in Section 228.

               IN WITNESS WHEREOF, said Applied Molecular Evolution, Inc. has caused this certificate to be signed by its President and Chief Executive Officer, William D. Huse, this ____ day of _________, 2000.


                                                 By_____________________________
                                                   William D. Huse
                                                   President and Chief Executive
                                                   Officer